Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 24, 2011
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS 2010 EARNINGS

Porterville, CA – January 24, 2011 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the year ended December 31, 2010. Net income for the fourth quarter was $1.6 million, and diluted earnings per share were $0.12. This represents an increase relative to the third quarter of 2010, but is lower than the $3.5 million net income and $0.30 earnings per share recognized in the fourth quarter of 2009. The decline in fourth quarter net income relative to the prior year is primarily the result of higher OREO write-downs and losses on the sale of OREO properties, as well as a drop in net interest income. Sierra Bancorp had an annualized return on average equity of 4.08% and a return on average assets of 0.48% for the fourth quarter of 2010.

For the year ended December 31, 2010, net income was $7.4 million, diluted earnings per share were $0.60, return on average equity was 5.16%, and return on average assets was 0.56%. Notable balance sheet changes in 2010 include the following: Core non-maturity deposits grew $55 million, or 9%; customer time deposits were down by $100 million, or 21%; wholesale-sourced brokered deposits declined by $28 million, or 100%; and total capital increased $25 million, or 19%. Furthermore, investment securities and fed funds sold increased $54 million, or 19%, while gross loan and lease balances dropped $79 million, or 9%, and cash and balances due from banks dropped by $24 million due primarily to a lower interest-earning balance maintained at the Federal Reserve Bank. Another significant occurrence during 2010 was the net reduction of $6 million in nonperforming assets, representing an 8% decline for the year. Our allowance for loan and lease losses was 2.62% of total loans at December 31, 2010, just a slight decline relative to the ratio at the end of 2009 despite the charge-off of a significant volume of loan balances against specific reserves during 2010.

“The fourth quarter of 2010 was very eventful for the Bank,” commented James C. Holly, President and CEO. “We closed on a successful capital raise, as announced previously, completed an FDIC safety and soundness exam, and, notably, reduced nonperforming assets to their lowest level since June of 2009 thanks to the diligent efforts of our dedicated staff,” Holly explained. “Despite recent accomplishments, we expect continued challenges in 2011. The California economy is still struggling, credit costs remain at elevated levels, the lending environment is becoming more competitive, and there are new pressures on non-interest income, including overdraft fees and EFT interchange fees,” he noted further. “We recognize the need for continued work on decreasing nonperforming assets, and we also plan to step up efforts to generate additional loan balances and identify additional sources of non-interest income. That said, core earnings are strong and net income is still positive, the Bank is well-capitalized and has ample liquidity, and we remain committed to the ongoing success of Sierra Bancorp and Bank of the Sierra,” Holly concluded.

Financial Highlights

Net interest income declined by $1.6 million, or 10%, for the fourth quarter, and was down $1.8 million, or 3%, for the year in 2010, relative to 2009. The drop for the quarter is due to the fact that average interest-earning assets declined by $25 million, and our net interest margin was 41 basis

(more)

Sierra Bancorp Financial Results

January 24, 2011

points lower. Net interest recoveries, which totaled only $99,000 in the fourth quarter of 2010 relative to $564,000 in the fourth quarter of 2009, account for 16 basis points of the decline in our net interest margin. Additional negative factors impacting our net interest margin for the quarter include a shift from average loan balances into lower-yielding investment balances, and higher average balances for non-interest earning cash and due from banks and other non-earning assets (primarily our net deferred tax asset and prepaid FDIC assessment). Partially offsetting the negative pressures on our net interest margin for the quarterly comparison were a shift from non-deposit borrowings, brokered CD’s, and jumbo time deposits into lower-cost core deposits, and a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity.

Net interest income was also lower for the entire year in 2010 relative to 2009, due to an $11 million drop in average interest-earning assets and a 10 basis point decline in our net interest margin. Our net interest margin in 2010 relative to 2009 was impacted by most of the factors outlined for the quarterly comparison, but rather than net interest recoveries we had net interest reversals of $566,000 in 2010 and $148,000 in 2009. Despite the recent steepening of the yield curve and reductions in nonperforming assets, which would typically be expected to have a favorable impact on our net interest margin, we expect that our margin could continue to experience slight contraction due to heightened competitive pressures on loan yields.

The Company’s loan loss provision was down $197,000, or 5%, in the fourth quarter, and declined by $4.9 million, or 23%, for the year, in 2010 relative to 2009. Our loan loss provision in 2010 has primarily been utilized to build general reserves for performing loans due to higher historical loss factors, provide specific reserves for loans that migrated into impaired status, and replenish reserves subsequent to loan charge-offs. Net loans charged off totaled $2.1 million in the fourth quarter of 2010 relative to $3.2 million in the fourth quarter of 2009, and we experienced net charge offs totaling $19.3 million for the year in 2010 relative to $13.0 million in 2009. Charge-offs were relatively high in 2010 because reserves that had been established over time for specifically-identified losses on certain impaired loans were determined to be uncollectible and written off, primarily during the third quarter.

Income derived from service charges on deposits declined by $307,000, or 10%, in the fourth quarter of 2010 relative to the fourth quarter of 2009, and by $340,000, or 3%, for the comparative years. Regulatory changes relating to overdrafts on debit card and ATM transactions became fully effective in mid-August 2010, so the fourth quarter of 2010 is the first interim period where the full impact of those changes on income is evident. In addition to regulatory changes, consumers appear to be increasingly careful in managing their account balances, which has led to lower levels of overdraft activity and is also negatively impacting service charge income.

There were no material changes in loan sale and servicing income for the comparative quarters or years, but we realized $2.6 million in investment gains in the third quarter of 2010 pursuant to an investment portfolio restructuring, which resulted in an increase of $1.5 million, or 140%, in investment gains for the year.

Other non-interest income declined $803,000, or 77%, for the quarter, and dropped by $636,000, or 14%, for the year, primarily due to the net impact of fluctuations in costs associated with low-income housing tax credit investments (which are accounted for as a reduction in income), income from bank-owned life insurance (BOLI), net losses on the disposition of OREO, losses related to operating leases, and increases in debit card interchange fees. We adjusted expense accruals for partnership losses on our tax credit investments subsequent to the receipt of updated partnership financial statements, which contributed to a reduction in tax credit investment costs (and an associated

(more)

Sierra Bancorp Financial Results

January 24, 2011

increase in non-interest income) of $50,000 for the fourth quarter and $635,000 for the year in 2010, relative to the prior year. BOLI income increased by $124,000 for the quarter but was $179,000 lower for the year, primarily because of fluctuations in income on BOLI associated with deferred compensation plans. Related deferred compensation plan expense accruals experienced similar variability, as noted below. Net losses on the disposition of OREO totaled $1.1 million in the fourth quarter of 2010 relative to only $115,000 in the fourth quarter of 2009, and $1.5 million for the year in 2010 relative to only $204,000 for the year in 2009. Debit card interchange fees totaled $2.3 million for 2010, reflecting increases of $133,000 for the fourth quarter and $479,000 for the year due to higher levels of debit card activity, but associated debit card processing costs were also up, as noted below.

With regard to non-interest expense, salaries and benefits increased by $428,000, or 9%, for the fourth quarter, and by $1.9 million, or 10%, for the year in 2010 relative to 2009. The increase in salaries and benefits in the fourth quarter is primarily due to accruals for incentive compensation payments in 2010, albeit at reduced levels, as opposed to no accruals for incentive payments in the fourth quarter of 2009 due to a shortfall in net income relative to internal targets. Higher incentive compensation accruals were a factor in the increase for the year, as well, and the annual change was also impacted by a $178,000 drop in the level of salaries and benefits associated with successful loan originations, which are deferred pursuant to FASB guidelines. The increase in salaries and benefits for the entire year can also be attributed, in part, to severance costs associated with selective staff reductions in 2010, normal annual salary adjustments, the addition of staff for branches opened in October 2009 and March 2010, and strategic staff additions to help address credit issues and position the Company for future growth opportunities. Also having a small impact on the variance in personnel expense were fluctuations in participant gains on deferred compensation plans in 2010 relative to 2009, although as noted above, deferred compensation expense accruals are offset by non-taxable gains on BOLI. Occupancy expense declined by $93,000, or 5%, for the quarter, due mainly to a drop in depreciation expense and maintenance/repair costs, but increased by $91,000, or 1%, for the year due primarily to costs associated with our newer branches.

Other non-interest expenses increased by $386,000, or 9%, for the fourth quarter of 2010 relative to the fourth quarter of 2009, and by $4.1 million, or 22%, for the year. The largest changes in this category were as follows: OREO write-downs increased by $487,000 for the fourth quarter, and by $3.8 million for the year to a total of $5.0 million in 2010; foreclosed asset operating expenses did not change materially for the quarter but reflect an increase of $560,000 for the year, to a total of $1.1 million in 2010; FDIC costs declined by $196,000 for the fourth quarter due to a lower assessment base and accrual adjustments, and fell by $941,000 for the year due to the $595,000 special assessment in the second quarter of last year and a declining assessment base; deposit-related costs were up by $34,000 for the quarter and $520,000 for the year, due to increased expenses associated with our online checking product, ATM servicing, debit card processing, and remote deposit capture; data processing costs increased by $46,000 for the fourth quarter and $331,000 for the year, due mainly to increases in internet banking and software maintenance costs; directors deferred compensation plan accruals, related to deferred compensation BOLI income as explained above, increased by $70,000 for the fourth quarter but declined by $86,000 for the year in 2010 relative to 2009; and, we realized losses of $127,000 in the fourth quarter and $238,000 for the year in 2010 upon the disposition of equipment subsequent to the termination of certain operating leases.

A negative income tax provision helped boost net income for the fourth quarter and the year in 2010. The negative provision is the result of a high level of tax credits relative to our tax liability, which is favorably impacted by tax-exempt interest income and BOLI income. Our tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

(more)

Sierra Bancorp Financial Results

January 24, 2011

Material balance sheet changes during the year ended December 31, 2010 include a drop in total assets of $49 million, or 4%, due to a reduction in cash and balances due from banks and lower loan balances, partially offset by growth in investment securities. The drop in cash and balances due from banks was the result of a $32 million reduction in interest-bearing balances at the Federal Reserve Bank, resulting from a drop in surplus liquidity and the deployment of cash into longer-term, higher-yielding investments. The reduction in interest-earning bank balances was partially offset by an $8 million increase in non-earning cash and balances due from banks resulting from timing differences related to cash items (checks) in process of collection. Investment portfolio balances increased by $54 million, or 19%, due to growth in agency-issued mortgage-backed securities and municipal bonds.

Gross loan and lease balances declined $79 million, or 9%, in 2010, due to runoff in the normal course of business, transfers to OREO, and charge-offs, as well as loan payoffs and sales. All loan categories shown on the summary balance sheet declined except for agricultural production loans, which increased by $3 million, or 33%. Weak loan demand from quality borrowers, more aggressive competition, and heightened selectivity on the part of the Company in a difficult credit environment were the main factors contributing to net loan runoff.

The $67 million balance of nonperforming assets at December 31, 2010 reflects a drop of $6 million, or 8%, since year-end 2009. The balance of nonperforming assets totaled over $77 million at September 30, 2010, so there was actually a net reduction of close to $11 million in the fourth quarter. The decrease for the year is due to a $5 million reduction in foreclosed assets, and a $1 million reduction in non-accruing loans. All remaining impaired assets are either well-reserved based on current loss expectations, or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, we had $12.5 million in performing restructured troubled debt (TDR’s) as of December 31, 2010, a drop of almost $16 million, or 56%, relative to year-end 2009. The drop in performing TDR’s is due to loan balances that were upgraded because they are well-seasoned and paying interest at market rates, as well as the placement on non-accrual status of a loan that is still paying interest as agreed but for which the collection of a portion of outstanding principal is in doubt.

Our allowance for loan and lease losses was $21.1 million as of December 31, 2010, which represents a drop of $2.6 million relative to the balance at December 31, 2009. The net decline in the allowance is the result of charging off certain impaired, collateral-dependent loan balances that were determined to be uncollectible, against previously-established specific reserves. Even though the allowance for loan and lease losses declined during 2010, loan balances also fell, so our allowance as a percentage of total loans dropped by only 6 basis points, to 2.62% at December 31, 2010 from 2.68% at December 31, 2009. Our detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2010, although no assurance can be given that we will not experience substantial future losses relative to the size of the allowance.

Total deposits declined by $73 million, or 7%, during 2010. Non-maturity deposits, however, experienced significant growth due in part to our aggressive deposit acquisition programs, with non-interest bearing demand deposits up $19 million, or 8%, NOW deposits up $33 million, or 21%, and savings deposits rising $12 million, or 20%. Money market deposits, however, dropped $9 million, or 5%. Customer-sourced time deposits also declined by a total of $100 million, or 21%, because we have managed down balances from larger depositors to reduce our exposure to potential single-customer withdrawals, and have not had the need to aggressively pursue the renewal of certain other time deposits managed by our Treasury Department. We also let $28 million in wholesale-sourced brokered deposits roll off in 2010.

(more)

Sierra Bancorp Financial Results

January 24, 2011

Total capital increased by $25 million during the year, to $160 million at December 31, 2010, due in large part to our registered direct offering that closed in October and added a net $22 million to capital. Because capital increased by 19% while risk-adjusted assets declined, our capital ratios continued their upward trend during 2010.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 34th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

(more)

Sierra Bancorp Financial Results

January 24, 2011

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Interest Income	$15,360	$17,550	-12.5%	$63,831	$70,146	-9.0%
Interest Expense	1,669	2,305	-27.6%	7,649	12,177	-37.2%

Net Interest Income	13,691	15,245	-10.2%	56,182	57,969	-3.1%

Provision for Loan & Lease Losses	3,400	3,597	-5.5%	16,680	21,574	-22.7%

Net Int after Provision	10,291	11,648	-11.7%	39,502	36,395	8.5%

Service Charges	2,663	2,970	-10.3%	11,212	11,552	-2.9%
Loan Sale & Servicing Income	46	25	84.0%	122	108	13.0%
Other Non-Interest Income	245	1,048	-76.6%	3,884	4,520	-14.1%
Gain (Loss) on Investments	4	—	100.0%	2,643	1,099	140.5%

Total Non-Interest Income	2,958	4,043	-26.8%	17,861	17,279	3.4%

Salaries & Benefits	5,358	4,929	8.7%	20,869	18,963	10.1%
Occupancy Expense	1,708	1,801	-5.2%	7,040	6,949	1.3%
Other Non-Interest Expenses	4,852	4,466	8.6%	22,325	18,226	22.5%

Total Non-Interest Expense	11,918	11,196	6.4%	50,234	44,138	13.8%

Income Before Taxes	1,331	4,495	-70.4%	7,129	9,536	-25.2%
Provision for Income Taxes	(261)	962	-127.1%	(234)	608	-138.5%

Net Income	$1,592	$3,533	-54.9%	$7,363	$8,928	-17.5%

TAX DATA
Tax-Exempt Muni Income	$696	$630	10.5%	$2,709	$2,476	9.4%
Tax-Exempt BOLI Income	$474	$350	35.4%	$1,382	$1,561	-11.5%
Interest Income - Fully Tax Equiv	$15,735	$17,889	-12.0%	$65,290	$71,479	-8.7%

NET CHARGE-OFFS (RECOVERIES)	$2,097	$3,246	-35.4%	$19,257	$12,953	48.7%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Basic Earnings per Share	$0.12	$0.30	-60.0%	$0.61	$0.86	-29.1%
Diluted Earnings per Share	$0.12	$0.30	-60.0%	$0.60	$0.86	-30.2%
Common Dividends	$0.06	$0.10	-40.0%	$0.24	$0.40	-40.0%

Wtd. Avg. Shares Outstanding	13,496,092	11,620,491		12,109,717	10,343,502
Wtd. Avg. Diluted Shares	13,571,090	11,662,363		12,192,345	10,415,084

Book Value per Basic Share (EOP)	$11.42	$11.57	-1.3%	$11.42	$11.57	-1.3%
Tangible Book Value per Share (EOP)	$11.02	$11.10	-0.7%	$11.02	$11.10	-0.7%

Common Shares Outstanding (EOP)	13,976,741	11,620,491		13,976,741	11,620,491

KEY FINANCIAL RATIOS	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2010	12/31/2009		12/31/2010	12/31/2009
Return on Average Equity	4.08%	10.48%		5.16%	7.56%
Return on Average Assets	0.48%	1.07%		0.56%	0.68%
Net Interest Margin (Tax-Equiv.)	4.82%	5.23%		4.90%	5.00%
Efficiency Ratio (Tax-Equiv.)	68.97%	56.50%		66.64%	57.68%
Net C/O’s to Avg Loans (not annualized)	0.26%	0.36%		2.26%	1.40%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Average Assets	$1,306,960	$1,310,418	-0.3%	$1,319,151	$1,307,951	0.9%
Average Interest-Earning Assets	$1,157,091	$1,181,854	-2.1%	$1,175,615	$1,187,030	-1.0%
Average Loans & Leases	$817,765	$901,509	-9.3%	$851,292	$926,326	-8.1%
Average Deposits	$1,073,321	$1,094,037	-1.9%	$1,096,464	$1,087,219	0.9%
Average Equity	$154,832	$133,763	15.8%	$142,754	$118,159	20.8%

(more)

Sierra Bancorp Financial Results

January 24, 2011

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	12/31/2010	12/31/2009	Annual Chg
ASSETS
Cash and Due from Banks	$42,435	$66,234	-35.9%
Securities and Fed Funds Sold	331,940	278,168	19.3%

Agricultural	13,457	10,136	32.8%
Commercial & Industrial	105,002	132,817	-20.9%
Real Estate	622,880	667,228	-6.6%
SBA Loans	18,616	18,626	-0.1%
Consumer Loans	45,585	55,799	-18.3%

Gross Loans & Leases	805,540	884,606	-8.9%
Deferred Loan Fees	113	(640)	-117.7%

Loans & Leases Net of Deferred Fees	805,653	883,966	-8.9%
Allowance for Loan & Lease Losses	(21,138)	(23,715)	-10.9%

Net Loans & Leases	784,515	860,251	-8.8%

Bank Premises & Equipment	20,190	20,069	0.6%
Other Assets	107,491	110,827	-3.0%

Total Assets	$1,286,571	$1,335,549	-3.7%

LIABILITIES & CAPITAL
Demand Deposits	$251,908	$233,204	8.0%
NOW Deposits	184,360	151,821	21.4%
Savings Deposits	74,682	62,279	19.9%
Money Market Deposits	156,170	165,097	-5.4%
Customer Time Deposits	385,154	485,031	-20.6%
Wholesale Brokered Deposits	—	28,000	-100.0%

Total Deposits	1,052,274	1,125,432	-6.5%

Junior Subordinated Debentures	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	29,650	30,000	-1.2%

Total Deposits & Interest-Bearing Liab.	1,112,852	1,186,360	-6.2%

Other Liabilities	14,122	14,709	-4.0%
Total Capital	159,597	134,480	18.7%

Total Liabilities & Capital	$1,286,571	$1,335,549	-3.7%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	12/31/2010	12/31/2009	Annual Chg
Non-Accruing Loans	$45,954	$46,974	-2.2%
Over 90 Days PD and Still Accruing	—	—	0.0%
Foreclosed Assets	20,691	25,654	-19.3%

Total Non-Performing Assets	$66,645	$72,628	-8.2%

Performing TDR’s (not incl. in NPA’s)	$12,465	$28,024	-55.5%

Non-Perf Loans to Total Loans	5.70%	5.31%
NPA’s to Loans plus Foreclosed Assets	8.07%	7.98%
Allowance for Ln Losses to Loans	2.62%	2.68%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2010	12/31/2009
Shareholders Equity / Total Assets	12.4%	10.1%
Loans / Deposits	76.6%	78.6%
Non-Interest Bearing Dep. / Total Dep.	23.9%	20.7%

#####################################